As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

INTERCEPT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3868459
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

450 W. 15th Street, Suite 505

New York, NY 10011

(646) 747-1000

(Address, Including Zip Code, of Principal Executive Offices)

INTERCEPT PHARMACEUTICALS, INC. 2012 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Mark Pruzanski, M.D.

President and Chief Executive Officer

Intercept Pharmaceuticals, Inc.

450 W. 15th Street, Suite 505

New York, NY 10011

(646) 747-1000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David E. Redlick, Esq.

Brian A. Johnson, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

(212) 230-8800

Facsimile: (212) 230-8888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,711,935 shares	$248.95	$426,186,218	$49,523

(1)	The number of shares of common stock, par value $0.001 per share (“Common Stock”), of Intercept Pharmaceuticals, Inc. (the “Registrant”), stated above consists of (i) additional shares of Common Stock reserved under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) as a result of the automatic increase in shares reserved under the 2012 Plan on January 1, 2014 (775,584 shares) and January 1, 2015 (856,609 shares) pursuant to the terms thereof and (ii) 79,742 shares added to the 2012 Plan due to expirations and forfeitures of equity awards previously made under the 2012 Plan. The maximum number of shares which may be issued under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for the additional shares reserved for future grant or issuance under the 2012 Plan are based on the average of the high and the low sales prices of Registrant’s Common Stock as reported on The NASDAQ Global Market as of a date (August 6, 2015) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which the registration statements filed on Form S-8 (SEC File Nos. 333-184810 and 333-188064) of the Registrant are effective. The information contained in the Registrant’s registration statements on Form S-8 (SEC File Nos. 333-184810 and 333-188064) are hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 7, 2015.

INTERCEPT PHARMACEUTICALS, INC.

By	/s/	Mark Pruzanski
Mark Pruzanski, M.D.
President and Chief Executive Officer

We the undersigned officers and directors of Intercept Pharmaceuticals, Inc., hereby severally constitute and appoint Mark Pruzanski, M.D. and Barbara Duncan, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Intercept Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Intercept Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Pruzanski	President and Chief Executive Officer and Director	August 7, 2015
Mark Pruzanski, M.D.	(Principal Executive Officer)

/s/ Barbara Duncan	Chief Financial Officer and Treasurer	August 7, 2015
Barbara Duncan	(Principal Financial and AccountingOfficer)

/s/ Jonathan T. Silverstein	Chairman of the Board of Directors	August 7, 2015
Jonathan T. Silverstein

/s/ Srinivas Akkaraju, M.D., Ph.D.	Director	August 7, 2015
Srinivas Akkaraju, M.D., Ph.D.

/s/ Luca Benatti, Ph.D.	Director	August 7, 2015
Luca Benatti, Ph.D.

/s/ Paolo Fundaro	Director	August 7, 2015
Paolo Fundaro

/s/ Sanj K. Patel	Director	August 7, 2015
Sanj K. Patel

/s/ Glenn Sblendorio	Director	August 7, 2015
Glenn Sblendorio

/s/ Klaus Veitinger, M.D., Ph.D.	Director	August 7, 2015
Klaus Veitinger, M.D., Ph.D.

/s/ Nicole Williams	Director	August 7, 2015
Nicole Williams

EXHIBIT INDEX

Exhibit
Number	Description

(5.1)	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP as to the legality of shares being registered.

(23.1)	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of KPMG LLP, independent registered public accounting firm.

(24.1)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).